Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc., General Partner of TC PipeLines, LP

We consent to the incorporation by reference in the registration statements (No. 333-156114 and No. 333-141488) on Form S-3 of TC PipeLines, LP of our report dated February 26, 2009 with respect to the consolidated balance sheets of TC PipeLines, LP as of December 31, 2008 and 2007, and the related statements of income, comprehensive income, cash flows and changes in partners’ equity for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

February 26, 2009